Exhibit 3.4

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140524658-57
Filing Date and Time 07/22/2014 10:00 AM
Entity Number C14391-2004

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78390 - After Issuance of Stock)

1. Name of corporation

Panex Resources Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

FOURTH - The total number of common stock authorized that may be issued by·the Corporation is two billion (2,000,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock will be authorized. The Corporation may from time to time issue said shares for such consideration as the Board of Directors may fix.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  53%

4. Effective date of filing: (optional)    Date: July 14, 2014     Time:

5. Signature (required)

/s/ Ross Doyle